Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Knife River Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common stock, par value $0.01 per share	457(c)	5,656,621	$48.15	$272,366,301.15	0.0001102	$30,014.77
Fees Previously Paid
	Total Offering Amounts					$272,366,301.15		$30,014.77
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$30,014.77
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of a share of common stock on the New York Stock Exchange on September 22, 2023, which was $48.15.